                                                                     EXHIBIT 3.2

                        CERTIFICATE OF DESIGNATIONS OF

                     SERIES B CONVERTIBLE PREFERRED STOCK

                                      OF

                                  MEDJET INC.

              __________________________________________________

                  Pursuant to Section 151(a) of the General
                  Corporation Law of the State of Delaware

              __________________________________________________

     Medjet Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151(a) of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent without a meeting, on November 5, 1999, adopted the following resolutions, which remain in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, and the liquidation preferences of any wholly unissued classes of preferred shares, and the number of shares constituting any such classes and the designation thereof or any of them;

     WHEREAS, the Corporation heretofore has provided (i) for the issue of three series of preferred shares of the Corporation consisting of an aggregate of not more than 400,000 shares of Preferred Stock, and (ii) for such three series to be designated as "Series A Preferred Stock", "Series B Preferred Stock" and "Series C Preferred Stock" and to fix the rights, preferences, privileges, restrictions and other matters relating to said Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

     WHEREAS, the Board of Directors desires to provide for the issue of a series of preferred shares of the Corporation designated as "Series B Convertible Preferred Stock", consisting of 16,000 shares, and to fix the rights, preferences, privileges, restrictions and other matters relating to said Series B Convertible Preferred Stock;

          NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock of Medjet Inc., a Delaware corporation (the "Corporation"), having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation.

          1.   Number and Designation.  This series shall consist of 16,000
               ----------------------
     shares of Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock ("Series B Stock"). The number of authorized shares of Series B Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designations pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except with the approval of the holders of not less than a majority of such outstanding shares of Series B Stock. None of the shares of Series B Stock has been issued.

          2.   Dividends.  When and as any dividend or distribution is declared
               ---------
     or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series B Holder such holder's share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder's Series B Stock.

          3.   Voting Rights.
               -------------

               A. The Series B Holders shall be entitled to notice of any shareholders' meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock on the following basis: the Series B Holders shall have that number of votes equal to the number of shares of Common Stock into which such Series B Stock is then convertible.

               B. In addition to any other rights provided by law, so long as any Series B Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Stock, will not:

                    (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter adversely the liquidation preferences of, or the rights or restrictions provided for the benefit of, any Series B Stock;

                    (ii) authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, voting or liquidation or other rights superior to any such preference or priority of the Series B Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, voting or liquidation or other rights superior to any such preference or priority of the Series B Stock;

                    (iii) reclassify any class or series of stock junior to the Series B Stock into stock senior to the Series B Stock with respect to any preference or priority;

                    (iv) issue any class(es) or series of equity security(ies) which (a) is (are) convertible directly or indirectly into Common Stock at a rate related to the market price of the Common Stock or other such variable basis (other than normal anti-dilution provisions) or (b), in any transaction or series of transactions over a 12 month period, constitute(s) 15% or more of the outstanding Common Stock of the Corporation, assuming conversion or exercise in full of any Convertible Securities included in such securities; or

                    (v) elect to windup, dissolve or liquidate the Corporation or revoke any such election.

          4.   Preference Upon Liquidation.
               ---------------------------

               A. Upon any liquidation, dissolution or winding up of the Corporation, each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value (as defined in Section 6C below) of all shares of Series B Stock held by such holder, plus accrued dividends, if any; thereafter, each Series B Holder will participate in any distribution or payment on a pro rata basis with all Junior Securities as if the Series B Stock had been converted into Common Stock.

               B. The reorganization, consolidation or the merger of the Corporation into or with any other corporation(s) or other entity(ies) ("Reorganization"), the sale, lease, licensing, exchange or other transfer by the Corporation of all or any material part of its assets or the commencement by the Corporation of a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making of an assignment for the benefit of its creditors, or an admission in writing of its inability to pay its debts generally as they become due, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4; provided that,
                                                              -------------
     with the approval of the holders of not less than a majority of the outstanding shares of Series B Stock (the "Reorganization Consent"), a Reorganization of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4 if (i) the principal agreement for such Reorganization shall expressly provide that the Series B Stock shall become preferred stock of such surviving entity with the equivalent rights to the rights set forth herein ("Surviving Entity Preferred Stock"), (ii) the holders of Junior Securities receive, in exchange for such Junior Securities, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such Reorganization, or common stock or preferred stock of another entity, which is junior as to dividends and upon liquidation, dissolution or winding up to the Series B Stock or Surviving Entity Preferred Stock, as applicable, and (iii) the Series B Holders shall be entitled to receive at the option of each Series B Holder (A) either the Surviving Entity Preferred Stock or (B) the kind and amount of shares or other securities or property which they would have been entitled to receive had they converted their shares of Series B Stock into shares of Common Stock of the Corporation as of the record date for the determination of holders of Common Stock entitled to cast their votes for or against or to express any dissent to such Reorganization. After any such Reorganization and Reorganization Consent, the rights of such holders of Surviving Entity Preferred Stock with respect to the adjustment of the Conversion Price shall be appropriately continued and preserved in order to afford, as nearly as possible, protection against dilution of the conversion rights and privileges comparable to those conferred herein.

          5.   Conversion into Conversion Stock
               --------------------------------

          A.   Conversion.
               ----------

                    (i) At any time any Series B Holder may convert all or any portion of such holder's shares of Series B Stock into a number of shares of the Conversion Stock computed by multiplying the number of shares to be converted by $125.00 and dividing the result by the Conversion Price then in effect. For purposes of this Section, "Conversion Stock" means the Common Stock.

                    (ii) Each conversion of Series B Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series B Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                    (iii) As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

                          (a) a certificate or certificates representing the
               number of shares of Conversion Stock issuable by reason of such conversion in

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               such name or names and such denomination or denominations as the converting holder has specified; and

                         (b) a certificate representing any shares of Series B Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                    (iv) If any fractional share of Conversion Stock would be issuable upon any conversion, the Corporation will pay the holder of the Conversion Stock the fair market value of such fractional share.

                    (v) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Stock will be made without charge.

                    (vi) The Corporation will not close its books against the transfer of Series B Stock or of Conversion Stock issued or issuable upon conversion of Series B Stock in any manner which interferes with the conversion of Series B Stock.

               B.   Conversion Price.  The initial Conversion Price for the
                    ----------------
     Series B Stock will be $1.25. In order to prevent dilution of the conversion rights granted under this Section, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 5.

               C.   Subdivision or Combination of Common Stock; Dissolution.
                    -------------------------------------------------------

                    (i) If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                    (ii) In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the Series B Holders shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 45 days and not less than 30 days before the date of such dissolution. The reference to shares of Common Stock herein shall be deemed to include shares of any class into which said shares of Common Stock may be changed.

               D.   Other Adjustments.
                    -----------------

                    (i)  General.  In any case to which Section 5C hereof is not
                         -------
          applicable, where the Corporation shall issue or sell shares of its Common Stock after the Original Issue Date for a consideration per share less than the Conversion Price in effect pursuant to the terms of the Series B Stock at the time of issuance or sale of such additional shares (the "Lower Price"), then the Conversion Price in effect hereunder shall simultaneously with such issuance or sale be reduced to the Lower Price. This Section 5D shall not apply to (a) issuances of Common Stock, Convertible Securities, rights and options that have been approved by the holders of not less than a majority of the outstanding shares of Series B Stock, (b) issuances of Common Stock pursuant to the exercise of options, warrants and rights outstanding on the date hereof or issued pursuant to a plan which has been approved by the holders of not less than a majority of the outstanding shares of Series B Stock or (c) the issuance of warrants to a lender pursuant to a loan to the Company with a term of not less than four years in an amount of not less than $10,000,000 (and the issuance of shares of Common Stock on the exercise of such lender warrants).

                    (ii) Convertible Securities.
                         ----------------------

                         (a) In case the Corporation shall issue or sell any securities convertible into Common Stock of the Corporation ("Convertible Securities") after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the conversion or exchange of all of such Convertible Securities.

                         (b) If the price per share so determined shall be less than the applicable Conversion Price, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases or decrease or decreases with the passage of time, in the amount of additional consideration, if any, to the Corporation, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were issued or sold upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the

          Corporation upon such conversion or exchange, plus the consideration, if any, actually received by the Corporation for the issue or sale of all of such Convertible Securities which shall have been converted or exchanged.

                    (iii) Rights and Options.
                          ------------------

                          (a) In case the Corporation shall grant any rights or options to subscribe for, purchase or otherwise acquire Common Stock, there shall be determined the price per share for which Common Stock is issuable upon the exercise of such rights or options, such determination to be made by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the exercise of such rights or options.

                          (b) If the price per share so determined shall be less than the applicable Conversion Price, then the granting of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such rights or options shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time, in the amount of additional consideration payable to the Corporation upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such rights or options, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised.

               E.   Certain Events. If any event occurs of the type contemplated
                    --------------
     by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Series B Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series B Stock so as to protect the rights of the Series B Holders.

               F.   Notices.
                    -------

                          (i)   Immediately upon any adjustment of the
          Conversion Price, the Corporation will send written notice thereof to all Series B Holders.

                    (ii) The Corporation will send written notice to all Series B Holders at least 20 days prior to the date (a) on which the Corporation closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock, (3) for
          --- ----
          determining rights to vote on or approve any matter or (b) proposes to take any action on which the Series B Holders are entitled to vote pursuant to Section 3B or Section 4B.

                    (iii) All notices and other communications from the Corporation to a Series B Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

               G.   Converted Shares.  Any shares of Series B Stock which are
                    ----------------
     converted pursuant to this Section 5 will be canceled and will not be reissued, sold or transferred.

               H.   Insufficient Authorized Shares. In the event at the time any
                    ------------------------------
     Series B Holder requests conversion of any of such shares and the Corporation does not have a sufficient (for other events) number of shares of Common Stock authorized and unreserved to provide for conversion of all outstanding shares of Series B Stock, the Corporation shall give at least 10 days prior written notice of such requested conversion to all other Series B Holders in order to enable such other holders to request conversion of their respective shares. In the event that Series B Holders request conversion of shares or Series B Stock into a greater number of shares of Common Stock than the Corporation then has authorized and unreserved (for other events), the Corporation shall issue all of its authorized and unreserved (for other events) shares of Common Stock to such holders pro rata in accordance with the number of shares of Series B Stock
             --- ----
     of which each holder has requested conversion. The unconverted balance of the shares of Series B Stock will remain as shares of Series B Stock until the Corporation has authorized a sufficient number of additional shares of Common Stock to provide for conversion of all shares of Series B Stock then outstanding. In the event at the time any Series B Holder requests conversion of any of such shares and the Corporation does not have a sufficient number of shares of Common Stock authorized and reserved to provide for conversion of all outstanding shares of Series B Stock, the Corporation will promptly reserve such number of shares of authorized Common Stock as are sufficient to provide for conversion of all outstanding shares of Series B Stock, but if the Corporation does not have a sufficient number of shares of Common Stock authorized and unreserved (for other events) to reserve such number of shares, the Corporation will promptly reserve the authorized and unreserved (for other events) Common Stock and provide for such meetings to be held, and approvals to be solicited, as are necessary to authorize and reserve a sufficient number of shares of Common Stock to provide for conversion of all outstanding shares of Series B Stock.

          6.   Miscellaneous.
               -------------

               A.   Registration of Transfer.  The Corporation will keep at its
                    ------------------------
     principal office a register for the registration of Series B Stock. Upon the surrender of any certificate representing Series B Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

               B.   Replacement.  Upon receipt of evidence reasonably
                    -----------
     satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

               C.   Definitions.  For purposes hereof:
                    -----------

               "Common Stock" means the Common Stock of the Corporation, $.001
                ------------
     par value per share, and includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

               "Conversion Price" and "Conversion Stock" shall have the meanings
                ----------------       ----------------
     set forth in Sections 5B and 5A(i), respectively.

               "Corporation" means Medjet Inc., a Delaware corporation.
                -----------

               "Junior Securities" means the Common Stock and any equity
                -----------------
     securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series B Stock unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series B Stock.

               "Liquidation Value" of any share of Series B Stock as of any
                -----------------
     particular date will be $125.00.

               "Original Issue Date" means the date the Series B Stock is first
                -------------------
     issued.

               "Person" and "person" means an individual, a partnership, a
                ------       ------
     corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

               "Series B Holder" shall mean a registered holder of Series B
                ---------------
     Stock.

               "Series B Stock" shall have the meaning set forth in Section 1.
                --------------

               "Subsidiary" means any corporation of which the shares of stock
                ----------
     having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

               D.   Amendment and Waiver.  No amendment, modification or waiver
                    --------------------
     will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series B Stock; provided that notwithstanding Section 3.B above no such action will change or affect (a) the Conversion Price of the Series B Stock or the number of shares or the class of stock into which the Series B Stock is convertible, (b) the Liquidation Value of the Series B Stock, or (c) the amount of cash, securities or other property receivable or to be received by the Series B Holders.

               E.   Generally Accepted Accounting Principles.  When any
                    ----------------------------------------
     accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation's previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Stock then outstanding.

     SECOND: That said determination of the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions thereof, relating to the Series B Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Amended and Restated Certificate of Incorporation, in accordance with the provisions of Section 151(a) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Eugene I. Gordon, its Chairman of the Board, as of this 29/th/ day of October, 1999.

                    MEDJET INC.


                    By: /s/ Eugene I. Gordon
                       ---------------------------------------
                    Name:  Eugene I. Gordon
                    Title: Chairman of the Board and Chief Executive Officer